Exhibit 1.01

NRG Energy, Inc. – Conflict Minerals Report for the Year Ended December 31, 2024

Introduction

This report for the year ended December 31, 2024 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The term “conflict minerals” is defined as columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten. For the purposes of this report, tin, tungsten, tantalum and gold will collectively be referred to as “3TGs”. The term “Covered Countries” for purposes of the Rule are the Democratic Republic of the Congo (the “DRC”) and the following adjoining countries: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania and Angola.

Company Overview

This report has been prepared by the management of NRG Energy, Inc. (herein referred to as “NRG,” the “Company,” “we,” “us,” or “our”) with the assistance of our third-party vendor, Assent Compliance (“Assent”). The information includes the activities of all majority-owned subsidiaries and consolidated joint ventures. It does not include the activities of minority-owned subsidiaries and variable interest entities that are not required to be consolidated.

NRG is a leading energy and smart home company powering a brighter, smarter future. NRG delivers gas, electricity, and smart home solutions in addition to large commercial and industrial, hyperscale, and wholesale customers. Across the U.S. and Canada, NRG is redefining customers’ experience with energy under brand names such as NRG, Reliant, Direct Energy, Green Mountain Energy, and Vivint. NRG was incorporated as a Delaware corporation on May 29, 1992. This report includes the activities of Goal Zero and Vivint, two subsidiaries of NRG that contract for the manufacture of certain products for sale (hereinafter included in the defined term “NRG”)1.

Description of Products

NRG does not directly manufacture any products. NRG contracts for the manufacture and assembly of its products through a competitive global supply process. The suppliers then source both raw materials and purchased parts. Of the 23 suppliers of NRG that were identified to be within the scope of the Rule, 8 suppliers are in the supply chain for Vivint, and 15 suppliers are in the supply chain for Goal Zero.

1 Goal Zero was sold to a third party in Q1 2025.

There are multiple tiers between the 3TG mines and both Goal Zero and Vivint’s direct suppliers. Therefore, we rely on the direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied to Goal Zero and Vivint — including sources of 3TGs that are supplied to them from lower tier suppliers.

NRG conducted an analysis of the materials used in the production of products manufactured on its behalf. NRG expects that 3TGs may be found in those products within the following component parts:

·      Tantalum, used in capacitors;

·      Tin, used in soldered components;

·      Tungsten, used in coatings, alloys, heating elements and electrodes; and

·      Gold, used in circuit boards, electrodes and electronic components.

Conflict Minerals Program

NRG has actively engaged with its customers and suppliers for several years with respect to the use of conflict minerals. NRG’s applicable supply contracts require suppliers to represent and ensure that they supply only 3TGs that are “conflict-free” as that term is defined in the Rule, unless otherwise agreed to by the parties. NRG also requires that its applicable suppliers agree that they will inform all of their own suppliers of this policy and undertake to ensure that such policy is complied with throughout the supply chain. NRG reserves the right, in such contracts, to audit its suppliers’ compliance at any time, and to terminate supply agreements if there is a material breach of the agreement.

In addition, in May 2016, NRG adopted its Human Rights & Social Responsibility Standards for Manufacturer (the “Manufacturing Standards”) with which all contracted manufacturers of the Company are required to comply, which can be found at https://investors.nrg.com/static-files/b383e0f6-a2bf-467d-b8e8-4052d4941884. The Manufacturing Standards address compliance with laws and regulations, and require manufacturers to abide by the applicable laws and regulations of the country in which they are doing business, including, but not limited to, laws related to labor practices, health and safety, environmental responsibility, and anti-corruption. NRG employs third-party auditors to periodically audit contract manufacturers against the Manufacturing Standards, and reports such results to the Audit Committee of the Board of Directors (the “Audit Committee”). We believe that the standards also set requirements based on industry best practices and international conventions, including those related to 3TGs.

Reasonable Country of Origin Inquiry

To determine whether necessary 3TGs in our products originated in the Covered Countries, we retained Assent, a third-party service provider, to assist us in reviewing our supply chain and identifying risks. We provided a list composed of suppliers associated with the in-scope products to Assent for upload to the Assent Compliance Manager. We deemed it impractical to filter this list further to exclude some possibly irrelevant suppliers because we could not determine definitively the presence or absence of conflict minerals in all parts supplied to NRG for our products.

To trace materials, and demonstrate transparency procured by the supply chain, NRG utilized the Conflict Minerals Reporting Template (“CMRT”) Version 6.4 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, the Company contacted suppliers via the Assent Compliance Manager, a software-as-a-service (SaaS) platform provided by Assent that enables its users to complete and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The Assent Compliance Manager also provides functionality that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations, are managed through this platform.

Via the Assent Compliance Manager and Assent team, NRG then requested that all identified in-scope suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and transparency. NRG directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent.

Our program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT, which helps identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid based on a set criteria of validation errors (see Appendix C for CMRT validation criteria). Suppliers are contacted regarding invalid forms and are encouraged to correct validated errors to resubmit a valid form. Suppliers are also provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, NRG tracks program gaps to account for future improvement opportunities.

For reporting year 2024, NRG identified that Goal Zero has 15 suppliers that were within the scope of the Rule, of which 9 provided completed CMRTs, resulting in a total response rate of 60%. NRG also identified that Vivint has 8 suppliers that were within the scope of the Rule, all of which completed CMRTs, resulted in a total response rate of 100%. With respect to itself or any of its other subsidiaries, NRG did not identify any suppliers that were within the scope of the Rule.

Due Diligence

Design of Due Diligence

NRG designed its due diligence measures to conform, in all material respects, with the framework in the OECD Guidance and the related supplements. The program aligns with the five steps for due diligence that are described by the OECD Guidance and the Company continues to evaluate market expectations for data collection and reporting to leverage continuous improvement opportunities.

Due diligence requires the Company’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot be fully owned by the Company. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This aligns with industry standards and market expectations for downstream companies’ due diligence.

Due Diligence Performed

1) Establish Strong Company Management Systems

Internal Compliance Team

NRG’s management system for conflict minerals covering reporting year 2024 was sponsored by our Chief Compliance Officer and was supported by appropriate members of the executive and management teams, and a team of subject matter experts from relevant functions such as Corporate Compliance, Supply Chain, and Legal. The team of subject matter experts was responsible for implementing our conflict minerals compliance strategy for reporting year 2024, and was led by the Chief Compliance Officer, who acted as the executive conflict minerals program manager. The Audit Committee and senior management have been and continue to be informed about the results of our due diligence efforts on a regular basis.

The Company has also engaged a third-party service provider, Assent, to assist with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that the Company will undertake with suppliers and/or respective stakeholders in regard to conflict minerals.

The Company leverages Assent’s managed services in order to work with dedicated program specialists who support NRG’s conflict minerals program. The Company communicates regularly with the Assent team in order to receive updates on program status. Each member of Assent’s Customer Success team is trained in conflict minerals compliance and understands the intricacies of reporting templates such as CMRT and CMRs, as well as Section 1502 of the Dodd-Frank Act.

Control Systems

The Company expects all suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products sold to NRG are “conflict free or responsibly sourced.” This means that the products should not contain minerals (3TGs) sourced from areas that have been identified to be in the presence of widespread human rights abuses and violations of law either directly or indirectly. The Company expects direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers.

NRG’s Supplier Code of Conduct applies to all direct suppliers and outlines certain expected behaviours and practices. The Supplier Code of Conduct is available on NRG’s website2 and is provided to all direct suppliers. If a supplier does not meet the Company’s requirements, the relationship with this supplier will be evaluated.

Supplier Engagement

NRG has a strong relationship with Tier 1 direct suppliers. As an extremely important part of the supply chain, NRG has leveraged processes and educational opportunities in order to ensure non-English speaking suppliers have access to a free platform to upload their CMRTs, help desk support, and other multilingual resources. NRG’s suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly complete a CMRT. Suppliers are provided guidance in their native language, if needed.

The Company engages with suppliers directly to request a valid (free of validated errors) CMRT for the products that they supply to the Company. With respect to the OECD requirement to strengthen engagement with suppliers, we have developed an internal procedure that includes supplier risk identification process that then leads to further steps of supplier engagement in the form of escalations, such as in-person meetings and/or corrective actions. Feedback from this engagement process has allowed the Company to oversee improvements in supplier responses and supplier compliance for this initiative.

Additionally, NRG includes contractual provisions relating to compliance with conflict mineral laws in supplier contracts as a requirement of doing business with NRG. When entering into or renewing supplier contracts, a clause is added that requires suppliers to provide information about the source of 3TGs and smelters.

2 Available at https://www.nrg.com/assets/documents/suppliers/nrg_2025_supplier_code_of_conduct.pdf

The Company continues to place a strong emphasis on supplier education and training. To accomplish this, Assent’s online resources are leveraged, and all in-scope suppliers have been provided with access to their library of conflict minerals training and support resources. Also, Assent’s automated feedback process that notifies suppliers of risks associated with their CMRT submission serves to educate suppliers of certain conflict minerals’ risks.

We believe that the combination of the Supplier Code of Conduct, our conflict mineral-related contract language, and direct engagement with suppliers for conflict minerals training and support constitute a strong supplier engagement program.

Grievance Mechanisms

The Company established multiple longstanding grievance and reporting mechanisms whereby employees and suppliers can report violations of NRG’s policies, including conflict minerals. NRG has a Code of Conduct whereby employees and third-parties can learn about NRG’s policies (the “NRG Code of Conduct”) The NRG Code of Conduct, which is posted on NRG’s public website and its internal intranet site, contains multiple methods to report violations of NRG’s policies. In addition, the Supplier Code of Conduct contains similar information to the NRG Code of Conduct. The NRG Code of Conduct establishes the manner in which employees and others may report any matters they believe may violate the NRG Code of Conduct, and for the investigation and resolution of all such reports. They include the Ethics Alert line at nrg.alertline.com and the NRG Ethics Helpline at 888-263-0463, which permits individuals to provide confidential and anonymous reporting. The NRG Ethics Helpline (888-263-0463) and Alertline (www.nrg.alertline.com) are available 24 hours a day, seven days a week. They are administered by an outside company to ensure confidentiality and anonymity, if desired. Calls are not traced or recorded, and NRG does not keep any identifiable information regarding the sender of an online communication.

NRG’s Code of Conduct is accessible on the Company’s website at https://investors.nrg.com/static-files/3911d684-818a-46f7-af82-23702c264ecc.

Violations or grievances at the industry level can be reported to the Responsible Minerals Initiative (“RMI”) directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/

Maintain Records

The Company has adopted a policy to retain relevant documentation for a period of five years. Through Assent, a document retention policy to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period, has been implemented. The Company stores all the information and findings from this process in a database that can be audited by internal or external parties.

2) Identifying & Assessing Risk in the Supply Chain

Supplier Risk Evaluation

Risks associated with Tier 1 suppliers’ due diligence processes were assessed by their declaration responses on a CMRT, which the Assent Compliance Manager identifies automatically based on established criteria. These risks are addressed by Assent staff and members of the Company’s internal conflict minerals team, who engage with suppliers to gather pertinent data and ask for corrective actions if needed, performing an overall assessment of the supplier’s conformity status, which is referred to as “conflict minerals status.”

Risks at the supplier level may include non-responsive suppliers or incomplete CMRTs. In cases where a company-level CMRT (such as when a company declares there are no 3TGs in any of its products) is submitted, NRG is unable to determine if all of the specified smelters/refiners were used for 3TGs in the products supplied to the Company.

Assent’s supplier risk assessment (flagging suppliers’ risk as high, medium, low) identifies problematic suppliers in a company’s supply chain. The risk assessment is derived from the smelter validation process, which establishes risk at the smelter level via an analysis that takes into account multiple conflict minerals factors.

Smelter/Refiners Risk Evaluation

Other supply chain risks were identified by assessing the due diligence practices and audit status of smelters/refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent’s smelter validation program compared listed facilities to the list of smelters/refiners consolidated by the RMI to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the 2024 calendar year.

Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (RMAP). NRG does not have a direct relationship with smelters/refiners and does not perform direct audits of these entities within their pre-supply chain. Smelters/refiners that are conformant to RMAP audit standards are considered to have their sourcing validated as “conflict free or responsibly sourced.” In cases where the smelter/refiner’s due diligence practices have not been audited against the RMAP standard or are considered non-conformant by RMAP, further due diligence steps are followed to notify suppliers reporting these facilities. Smelters/refiners are actively monitored to proactively identify other risks pertaining to conflict minerals.

Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to conflict-affected and high-risk areas.

•	Known mineral source country of origin.

•	RMAP audit status.

•	Credible evidence of unethical or conflict sourcing.

•	Peer assessments conducted by credible third-party sources.

•	Sanctions risks.

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing suppliers to take their own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that they supply to NRG.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific circumstances and context. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these smelters of concern from the supply chain.

In addition, suppliers are guided to Assent’s educational materials on mitigating the risks identified through the data collection process. Suppliers are also evaluated on program strength, which assists the Company in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

3) Design & Implement A Strategy to Respond to Risks

Together with Assent, NRG developed processes to assess and respond to the risks identified in the supply chain. NRG has created a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the conflict minerals rules and the Company’s expectations. The status of any updates to this risk management plan are provided regularly to the Audit Committee and to senior management.

As part of our risk management plan, to ensure our applicable suppliers understand our expectations, we have communicated directly with these suppliers (orally and in writing), and included relevant information in our contracts with these suppliers, including the Manufacturing Standards and the NRG Code of Conduct.

As described above, NRG reserves the right to terminate supplier agreements where we have reason to believe they are supplying us with 3TGs from sources that may support conflict in the Covered Countries. Should a supplier report information on a CMRT that would lead us to believe that their sourcing of 3TGs would support such conflict, we would engage in risk mitigation activities with such supplier.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in NRG’s products, including (1) seeking information about 3TG smelters and refiners in NRG’s supply chain through requesting that suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding the RMI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable.

4) Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

NRG does not have a direct relationship with any 3TG smelters/refiners and does not perform or direct audits of these entities within the supply chain. Instead, we rely on the RMAP to oversee and coordinate third-party audits of these facilities, which include audits conducted by the RMI. The RMAP audit protocols and procedures were designed by the RMI who engage specially trained third-party auditors to independently verify that these smelters and refiners can be deemed conflict-free. We utilize the information provided by the RMI to validate the sourcing practices of processing facilities in NRG’s supply chain.

Assent directly engages smelters/refiners that are not currently enrolled in an industry recognized audit/assessment program to encourage their participation and for those smelters/refiners already conformant to the corresponding program’s standards, Assent thanks them for their efforts on behalf of its compliance partners NRG is a signatory of these communications in accordance with the requirements of downstream companies detailed in the OECD Guidance.

5) Report Annually on Supply Chain Due Diligence

NRG has published the Form SD for the year ended December 31, 2024. This report is available on the Investor Relations section of the Company’s website. Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. NRG has also publicly filed a Form SD and this report with the SEC.

This year the Company has also considered impacts from the EU Conflict Minerals Regulation when disclosing details with regards to due diligence efforts. The Company will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

Due Diligence Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten, and gold. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter/refiner sources are identified.

Upstream Data Transparency

Appendix A includes all smelters/refiners that suppliers listed in completed CMRTs that met the recognized definition of a 3TGs processing facility and were operational during the 2024 calendar year. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing the smelters/refiners have the practice to list all smelters/refiners they may purchase from within the reporting period. Therefore, the smelters/refiners (as sources) listed in Appendix A are likely to be more comprehensive than the list of smelters/refiners which actually processed the 3TGs contained in the Company’s products.

Although the potential for over-reporting is understood, NRG has taken measures to validate all smelter/refiner data against validated audit programs and databases intended to verify the material types and mine sources of origin.

Status	Number of identified smelters/refiners for Goal Zero
RMAP Conformant	60
RMAP Active	0
Not Enrolled	1
Non-Conformant	1

Status	Number of identified smelters/refiners for Vivint
RMAP Conformant	219
RMAP Active	2
Not Enrolled	0
Non-Conformant	5

Countries of Origin

Appendix B presents an aggregated list of countries from which the reported facilities collectively source 3TGs, based on a reasonable identification of country of origin data obtained via Assent’s supply chain database (or other RCOI sources, should NRG choose to utilize alternative data). As previously noted, over-reporting may occur, resulting in Appendix B including more countries than those strictly relevant to the products of NRG.

Steps to Be Taken to Mitigate Risk

For the 2024 reporting year, NRG has taken, or intends to take, the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in the Company’s products could originate from conflict-affected and high-risk areas:

•	Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include, but are not limited to:

•	Using a comprehensive smelter and refiner library with detailed status and notes for each entity.

•	Scanning for verifiable media sources on each smelter and refiner to flag risk issues.

•	Comparing the list of smelters/refiners against government watch and denied parties lists.

•	Engage with suppliers more closely, and provide more information and training resources regarding responsible sourcing of 3TGs.

•	Encourage suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

•	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued.

•	Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

Appendix A

Smelter List for Goal Zero

Metal	Smelter Name	Smelter Facility Location	Smelter ID	RMAP Audit Status
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	Conformant
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773	Outreach Required
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	Conformant
Tin	Dowa	Japan	CID000402	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tin	Minsur	Peru	CID001182	Conformant
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Conformant
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	Conformant

Tin	PT Timah Tbk Mentok	Indonesia	CID001482	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Conformant
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant
Tin	Aurubis Beerse	Belgium	CID002773	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	Conformant
Tin	PT Bangka Serumpun	Indonesia	CID003205	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Non-Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant
Tin	Alpha	United States Of America	CID000292	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844	Conformant
Tungsten	Kennametal Huntsville	United States Of America	CID000105	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant
Tungsten	Kennametal Fallon	United States Of America	CID000966	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant

Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tungsten	Masan High-Tech Materials	Vietnam	CID002543	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., td.	China	CID002551	Conformant
Tungsten	Niagara Refining LLC	United States Of America	CID002589	Conformant

Smelter List for Vivint

Metal	Smelter Name	Smelter Facility Location	Smelter ID	RMAP Audit Status
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Conformant
Gold	Agosi AG	Germany	CID000035	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	Conformant
Gold	Asahi Pretec Corp.	Japan	CID000082	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant
Gold	Aurubis AG	Germany	CID000113	Conformant
Gold	Boliden Ronnskar	Sweden	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conformant
Gold	Chimet S.p.A.	Italy	CID000233	Conformant
Gold	Dowa	Japan	CID000401	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	Conformant
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Conformant
Gold	Istanbul Gold Refinery	Turkey	CID000814	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	CID000920	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant

Gold	Kennecott Utah Copper LLC	United States Of America	CID000969	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conformant
Gold	LS MnM Inc.	Korea, Republic Of	CID001078	Conformant
Gold	Materion	United States Of America	CID001113	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Conformant
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Conformant
Gold	MKS PAMP SA	Switzerland	CID001352	Conformant
Gold	PX Precinox S.A.	Switzerland	CID001498	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant
Gold	Royal Canadian Mint	Canada	CID001534	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993	Conformant
Gold	Valcambi S.A.	Switzerland	CID002003	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant

Gold	Advanced Chemical Company	United States Of America	CID000015	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Conformant
Gold	Chugai Mining	Japan	CID000264	Conformant
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359	Conformant
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689	Conformant
Gold	Japan Mint	Japan	CID000823	Conformant
Gold	Kazzinc	Kazakhstan	CID000957	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Conformant
Gold	Torecom	Korea, Republic Of	CID001955	Non-Conformant
Gold	Yamakin Co., Ltd.	Japan	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	Conformant
Gold	SAFINA A.S.	Czechia	CID002290	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	Conformant
Gold	T.C.A S.p.A	Italy	CID002580	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605	Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708	Conformant
Gold	L'Orfebre S.A.	Andorra	CID002762	Non-Conformant
Gold	Italpreziosi	Italy	CID002765	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Active
Gold	Bangalore Refinery	India	CID002863	Active
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant

Gold	NH Recytech Company	Korea, Republic Of	CID003189	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	Conformant
Gold	WEEEREFINING	France	CID003615	Conformant
Gold	Gold by Gold Colombia	Colombia	CID003641	Conformant
Gold	Coimpa Industrial LTDA	Brazil	CID004010	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant
Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	Conformant
Tantalum	Telex Metals	United States Of America	CID001891	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant
Tantalum	D Block Metals, LLC	United States Of America	CID002504	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant
Tantalum	KEMET de Mexico	Mexico	CID002539	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	Conformant
Tantalum	TANIOBIS GmbH	Germany	CID002545	Conformant
Tantalum	Materion Newton Inc.	United States Of America	CID002548	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant

Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant
Tantalum	AMG Brasil	Brazil	CID001076	Conformant
Tantalum	QuantumClean	United States Of America	CID001508	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant
Tin	Alpha	United States Of America	CID000292	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	Conformant
Tin	Dowa	Japan	CID000402	Conformant
Tin	Fenix Metals	Poland	CID000468	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conformant
Tin	Metallic Resources, Inc.	United States Of America	CID001142	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tin	Minsur	Peru	CID001182	Conformant
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406	Conformant
Tin	PT Bukit Timah	Indonesia	CID001428	Conformant
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Conformant
Tin	PT Prima Timah Utama	Indonesia	CID001458	Conformant
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Conformant
Tin	PT Tommy Utama	Indonesia	CID001493	Conformant

Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	Conformant
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant
Tin	CV Ayi Jaya	Indonesia	CID002570	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	Conformant
Tin	Aurubis Beerse	Belgium	CID002773	Conformant
Tin	Aurubis Berango	Spain	CID002774	Conformant
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	Conformant
Tin	PT Bangka Serumpun	Indonesia	CID003205	Conformant
Tin	Tin Technology & Refining	United States Of America	CID003325	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	Conformant
Tin	CRM Synergies	Spain	CID003524	Conformant
Tin	DS Myanmar	Myanmar	CID003831	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant
Tin	Super Ligas	Brazil	CID002756	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397	Conformant
Tin	Precious Minerals and Smelting Limited	India	CID003409	Non-Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486	Conformant

Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	Non-Conformant
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	Conformant
Tin	PT Bangka Tin Industry	Indonesia	CID001419	Conformant
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	Conformant
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Conformant
Tin	PT Timah Nusantara	Indonesia	CID001486	Conformant
Tin	PT Rajehan Ariq	Indonesia	CID002593	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844	Conformant
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065	Conformant
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Conformant
Tungsten	Kennametal Huntsville	United States Of America	CID000105	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant
Tungsten	Kennametal Fallon	United States Of America	CID000966	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	CID002502	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant

Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tungsten	Masan High-Tech Materials	Vietnam	CID002543	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Conformant
Tungsten	Niagara Refining LLC	United States Of America	CID002589	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407	Conformant
Tungsten	ACL Metais Eireli	Brazil	CID002833	Non-Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641	Conformant
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417	Conformant
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609	Conformant
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam	CID003993	Conformant

Appendix B:

Countries of Origin for Goal Zero

Andorra	Angola	Argentina
Armenia	Australia	Austria
Azerbaijan	Belarus	Belgium
Bolivia (Plurinational State of)	Brazil	Burundi
Cambodia	Canada	Chile
China	Colombia	Democratic Republic of the Congo
Djibouti	Ecuador	Egypt
Estonia	Ethiopia	France
Germany	Guinea	Guyana
Hong Kong	Hungary	India
Indonesia	Ireland	Israel
Japan	Kazakhstan	Korea
Luxembourg	Madagascar	Malaysia
Mexico	Mongolia	Morocco
Mozambique	Myanmar	Namibia
Netherlands	Niger	Nigeria
Panama	Papua New Guinea	Peru
Philippines	Poland	Portugal
Russian Federation	Rwanda	Saudi Arabia
Sierra Leone	Singapore	Slovakia
South Africa	Spain	Sudan
Suriname	Sweden	Switzerland
Taiwan	Tanzania	Thailand
Turkey	Uganda	United Arab Emirates
United Kingdom	United States of America	Uzbekistan
Vietnam	Zambia

Countries of Origin for Vivint

Albania	Andorra	Angola
Argentina	Armenia	Australia
Austria	Azerbaijan	Belarus
Belgium	Benin	Bolivia (Plurinational State of)
Botswana	Brazil	Bulgaria
Burkina Faso	Burundi	Cambodia
Canada	Central African Republic	Chile
China	Colombia	Congo
Cyprus	Democratic Republic of the Congo	Djibouti
Dominican Republic	Ecuador	Egypt
El Salvador	Eritrea	Estonia
Ethiopia	Fiji	Finland
France	Georgia	Germany
Ghana	Guam	Guatemala
Guinea	Guyana	Honduras
Hong Kong	Hungary	India
Indonesia	Ireland	Israel
Italy	Ivory Coast	Japan
Jersey	Kazakhstan	Kenya
Korea	Kyrgyzstan	Liberia
Liechtenstein	Lithuania	Luxembourg
Madagascar	Malaysia	Mali
Mauritania	Mexico	Mongolia
Morocco	Mozambique	Myanmar
Namibia	Netherlands	New Zealand
Nicaragua	Niger	Nigeria
Oman	Panama	Papua New Guinea
Peru	Philippines	Poland
Portugal	Russian Federation	Rwanda
Saudi Arabia	Senegal	Serbia
Sierra Leone	Singapore	Slovakia
South Africa	Spain	Sudan
Suriname	Sweden	Switzerland
Taiwan	Tajikistan	Tanzania
Thailand	Togo	Turkey
Uganda	United Arab Emirates	United Kingdom
United States of America	Uruguay	Uzbekistan
Vietnam	Zambia

Appendix C: CMRT Declaration Rejection/Approval Criteria

Assent Sustainability Platform Logic Structure

The following tables map the Assent Sustainability Platform’s status outputs and CMRT logic structure when determining supplier conflict mineral statuses as displayed on the dashboard. Using this table and the CMRT questions, users will be able to determine what answers were provided by their suppliers to earn their conflict minerals statuses.

Dashboard Supplier Response Statuses

Supplier Status	Description

Not Submitted	A CMRT has not been submitted by the supplier

Complete	A CMRT has been submitted, and is valid and complete

Incomplete	A supplier with parts associated to them has submitted a partially completed Product-Level or User-Defined CMRT

Invalid Submission	A CMRT has been submitted and deemed invalid based on contradicting responses in the template

Out of Scope	The supplier is out of scope for conflict minerals and does not need to be contacted